Exhibit 10.1

[Letterhead of World Fuel Services]

April 9, 2012

Re:  Amendment No. 2 to Employment Agreement

Dear Mr. Kasbar,

This letter amends the terms of the Agreement by and between you and World Fuel Services Corporation (the “Company”), dated March 14, 2008, as it may be amended from time to time (the “Employment Agreement”).  All capitalized terms used in this amendment but not otherwise defined herein will have the same meaning as defined in the Employment Agreement.

You and the Company desire to amend the Employment Agreement to extend the current expiration date of the Employment Agreement from December 31, 2015 to December 31, 2016 and to make certain changes to your base salary.  Accordingly, in accordance with Section 14(a) of the Employment Agreement, the parties hereby agree to amend the terms of the Employment Agreement as set forth in this amendment.  This amendment will become effective immediately upon execution by both parties.

Notwithstanding anything to the contrary set forth in the Employment Agreement or any other agreement that relates to your employment:

1.	Employment. You hereby agree that the first sentence of Section 1 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“1.       Employment.  Effective as of March 30, 2012 (the “Amendment Effective Date”), the Company hereby employs Executive pursuant to the terms and conditions of this Agreement for a term (the “Amendment Initial Term”), commencing on March 30, 2012 and ending on December 31, 2016, unless sooner terminated in accordance with Section 4 hereof.”

2.	Base Salary. You hereby agree that the following sentence from Section 2.1 of the Employment Agreement is hereby deleted in its entirety:

“The Compensation Committee has determined that, as of the Amendment Effective Date, the Company shall pay you an annual base salary equal to Seven Hundred Fifty Thousand Dollars ($750,000).”

3.

Good Reason Waiver. You hereby acknowledge and agree that the reduction in your 2012 Base Salary from $750,000 to $575,000 shall not serve as a basis for you to terminate your employment for Good Reason.

4.

Full Force and Effect. Except as specifically set forth herein, this amendment shall not, by implication or otherwise, alter, amend or modify in any way any terms of the Employment Agreement, all of which shall continue in full force and effect.

5.

Governing Law/Jurisdiction. The validity and effect of this amendment shall be governed by and construed and enforced in accordance with the laws of the State of Florida, without regard to any conflict-of-law rule or principle that would give effect to the laws of another jurisdiction. Any dispute, controversy, or question of interpretation arising under, out of, in connection with, or in relation to the Employment Agreement or any amendments thereof, or any breach or default hereunder, shall be submitted to, and determined and settled by, litigation in the state or federal courts in Miami-Dade County, Florida. Each of the parties hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Miami-Dade County, Florida. Each party hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any litigation in Miami-Dade County, Florida.

6.	Counterparts. This amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

7.

Entire Agreement. This amendment, together with the Employment Agreement, contains the entire agreement between you and the Company concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between you and the Company with respect hereto.

April 9, 2012	WORLD FUEL SERVICES CORPORATION

by
/s/ R. Alexander Lake
Name: R. Alexander Lake
Title: Senior Vice President, General Counsel and Corporate Secretary

ACCEPTED AND AGREED,

/s/ Michael J. Kasbar
Name: Michael J. Kasbar

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